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                                 Exhibit 23(ii)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the following registration statements of The Care Group, Inc. (the "Registrant"), a Delaware corporation of our report dated March 22, 1994 appearing in this Annual Report on Form 10-K for the year ended December 31, 1993: Registration Statement on Form S-8 (333-00849), effective February 12, 1996, Registration Statement on Form S-3 (33-90836), effective August 14, 1995 and Registration Statement on Form S-3 (333-
83), effective January 19, 1996.


/s/ Holtz Rubenstein & Co. LLP Holtz Rubenstein & Co., LLP Holtz Rubenstein & Co., LLP (successor to the practice of Geschwind, Davidson & Co., Certified Public Accountants, who audited the financial statements for the year ended December 31, 1993)
Melville New York
March 26, 1996